Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-207207 on Form S-8 and Registration Statement No. 333-214368 on Form S-3 of our report dated March 30, 2018, relating to the financial statements of CamberView Partners, LLC and Subsidiaries as of and for the years ended December 31, 2017 and 2016, respectively, included in this Current Report on Form 8-K/A.

/s/ BPM LLP

San Francisco, California

November 21, 2018